Exhibit (11) - Statement Re:
                        Computation of Earnings Per Share



                                                           Three Months Ended
                                                                 March 31
                                                           1997          1996
                                                        ------------------------

Primary:
    Average shares outstanding .....................     5,739,134     5,800,779
    Net effect of dilutive stock options-
       based on the Treasury/Stock
       method using average market price ...........       330,639        16,555


    Assumed issuance under existing
         Contingent Value Rights agreement .........       106,400       916,622
                                                        ----------    ----------
Totals .............................................     6,176,173     6,733,956
Net income .........................................    $1,362,334    $  507,461
Per share amount ...................................    $      .22    $      .08

Fully diluted:
    Average shares outstanding .....................     5,739,134     5,800,779
    Net effect of dilutive stock options-
       based on the Treasury Stock Method
       using qtr.-end market price .................       274,857        16,555
    Assumed conversion of 8%
       convertible preferred stock .................       508,233       508,233
    Assumed issuance under existing
       Contingent Value Rights agreement ...........       106,400       916,622
                                                        ----------    ----------
Totals .............................................     6,628,624     7,242,189
Net income .........................................    $1,453,816    $  598,943
Per share amount ...................................    $      .22    $      .08


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